Exhibit 99.1 Contact Molly Schlax Date May 28, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com Jones Lang LaSalle Income Property Trust Announces 1Q 2014 Portfolio Activities • Closed on three new acquisitions across three different property types • Increased overall portfolio-wide occupancy to 97% • Achieved NAV appreciation of 0.69% • Total Q1 net returns: 1.52% on A shares and 1.63% on M shares • Increased year-over-year quarterly AFFO by 37% to $6.5 million, or $0.15 per share Chicago (May 28, 2014) – Jones Lang LaSalle Income Property Trust, Inc., an institutionally-managed, non- listed, daily valued perpetual life REIT, today announced the results of its execution on a number of strategic initiatives in the first quarter of 2014, capitalizing on market opportunities to better position its portfolio of diversified core properties for future growth and enhancement of stockholder value. During the quarter, it closed on three new acquisitions for a total of nearly $62 million. These newly acquired properties include: • Oak Grove Plaza, a Kroger-anchored retail property located in a high-growth residential corridor in northeast suburban Dallas. This $22.5 million acquisition was financed with a ten-year $10.5 million fixed rate mortgage loan at a 4.17% interest rate. The loan to value on this property is 47%. • Grand Prairie Distribution Center, a 277,000 square foot, state-of-the-art industrial building located near Dallas/Fort Worth International Airport in Grand Prairie, TX for $17 million. The property is 100% leased to a single tenant for ten years with two contractual rent increases over the lease term. • South Beach Parking Garage, a 340 stall, seven-level parking garage located on South Beach in Miami Beach, FL for $22 million. The property is strategically located on a highly trafficked area of Collins Avenue with more than 120 hotels within a one mile radius. 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800

“These activities, combined with the execution of an expanded lease agreement with Amazon at our Monument IV property in the D.C. area and the advantageous financing we put into place on a number of our recent acquisitions continue to drive portfolio value and enhance our dividend coverage,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on Jones Lang LaSalle Income Property Trust, please visit our website at www.jllipt.com. ### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $48 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.